Exhibit 99.1

news release

TENNECO ELECTS THOMAS C. FREYMAN TO

COMPANY’S BOARD OF DIRECTORS

Lake Forest, Illinois, January 16, 2013 –Tenneco Inc. (NYSE:TEN) announced today that Thomas C. Freyman has been elected to the company’s board of directors, effective immediately. Freyman is executive vice president, finance and chief financial officer for Abbott, a global, broad-based health care company.

“We are pleased to add Thomas Freyman, a well-established business leader, to Tenneco’s board of directors and I look forward to his participation,” said Gregg Sherrill, chairman and CEO, Tenneco. “Tom’s financial perspective and extensive background will be assets to our board as we continue to implement our strategic growth plans and capitalize on opportunities to deliver shareholder value.”

Freyman has served in his current role – CFO and executive vice president, finance – since 2004, having been first appointed CFO and senior vice president, finance in 2001. From 1999 to 2001, he served as vice president and controller of Abbott’s Hospital Products Division. Prior to that, he held a number of financial planning and analysis positions with Abbott including treasurer for Abbott’s international operations and corporate vice president and treasurer.

Prior to joining Abbott, Freyman was a certified public accountant with Ernst & Whinney in Chicago. He holds a Bachelor of Science degree from the University of Illinois and a Master’s degree in management from Northwestern University.

About Tenneco

Tenneco is a $7.2 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 24,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive and commercial vehicle original equipment markets and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker® and Clevite®Elastomer brand names.

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Contacts:

Bill Dawson

Media Relations

847 482-5807

bdawson@tenneco.com

Linae Golla

Investor Relations

847 482-5162

lgolla@tenneco.com